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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
IDEC Pharmaceuticals Corporation

        We consent to the use of our report dated January 28, 2002, with respect to the consolidated balance sheets of IDEC Pharmaceuticals Corporation and subsidiary as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Diego, California
July 3, 2002

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Independent Auditors' Consent